Item 77M - DWS International Fund, Inc. (DWS Emerging
Markets Equity Fund)

Registrant incorporates by reference its Registration
 Statement on Form N-14 its Proxy Statement dated February 2006, filed on February 3, 2006
(Accession No. 0000950123-06-001073).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder New Asia
 Fund, Inc. was held on March 21, 2006.
The following matter was voted upon by the shareholders
 of said funds (the resulting votes are
presented below):

1. For Scudder New Asia Fund, Inc., to approve an
Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder New Asia Fund, Inc. to DWS Emerging Markets Equity Fund, a series of
DWS International Fund, Inc., in exchange for Class S shares of DWS Emerging Markets Equity Fund and the assumption by DWS Emerging
Markets Equity Fund of all liabilities of New Asia Fund,
 and the distribution of such shares pro-rata, on a tax-free basis for federal income tax purposes, to each of its shareholders of record.

Affirmative 		Against 	Abstain
4,972,975		562,615		121,732

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